Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “AGREEMENT”) is entered into this 5th day of October 2006 between Gregory Couto (“Couto”) and NationsHealth, Inc. (“the Company” or “NationsHealth”) (collectively the “Parties”).

WHEREAS, the Parties have agreed that Couto will resign from employment with the Company, effective as of the Separation Date, and that the terms of this AGREEMENT shall supersede the Employment Agreement between Couto and the Company, dated April 13, 2005 (“the Employment Agreement”), unless otherwise stated herein;

WHEREAS, the Parties agree that Couto has made valuable contributions to the Company and that the Company will provide the separation benefits described in this AGREEMENT in exchange for a release of claims against the Company, including a release of any obligations of the Company under the Employment Agreement;

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, Couto and the Company agree as follows:

1. Couto has resigned from employment with the Company and from all positions that Couto holds at the Company, effective April 26, 2006 (the “Separation Date”). Couto shall deliver or return to the Company, on or before the Separation Date, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes, and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Couto in the course of Couto’s employment by the Company and its subsidiaries or affiliates.

2. Couto and his spouse and dependents shall be eligible to elect health care continuation (“COBRA”) coverage under the Company’s group health plan, subject to their paying the applicable COBRA premium, which shall be reimbursed by the Company, in accordance with the terms of the group health plan applicable in the case of a voluntary resignation; and

3. Following the Effective Date as set forth in paragraph 10 below, the Company shall provide to Couto a lump-sum separation payment in the amount of ninety thousand seven hundred seventy four dollars ($90,774.00), of which $60,774 was paid on September 14, 2006, subject to applicable withholding as required by law. Couto acknowledges and agrees that the payment described in this paragraph 3 exceeds any legal payment obligations of NationsHealth and provides valid consideration for the release contained in paragraph 4 of this AGREEMENT.

4. In consideration of the payment and mutual promises and covenants set forth in this AGREEMENT, Couto, on behalf of himself, his heirs, successors, current and former agents, representatives, attorneys, assigns, executors, beneficiaries, and administrators, hereby releases and forever discharges NationsHealth and each and all of its current and former parents, divisions, subsidiaries and affiliates, attorneys, shareholders, employees, representatives and agents (collectively “the NationsHealth Group”) and each and all of their predecessors, successors, assigns, officers, directors, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees) of any nature whatsoever, whether in law or in equity, which Couto now has or ever may have had against the NationsHealth Group, including, but not limited to, any and all matters related in any way to Couto’s equity interest in NationsHealth and Couto’s employment with or separation from NationsHealth, as well as all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the National Labor Relations Act, the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Family and Medical Leave Act, the Florida Civil Rights Act, the Florida Minimum Wage Law, any other federal, state, or local anti-discrimination, wage or benefits laws, and any other contractual or tort claims relating to Couto’s equity interest in NationsHealth and Couto’s employment or separation from employment with NationsHealth. Notwithstanding the foregoing, nothing in this provisions shall waive or supersede the Parties’ obligations under this AGREEMENT.

5. The Parties agree that there are no sums owed to either Party for business expenses incurred on behalf of the Company, for the use of Company credit cards or automobiles, or in connection with the payment of emergency expenses associated with Hurricane Wilma.

6. Couto agrees that he and his agents will not publicize or disclose, directly or indirectly, the existence of this AGREEMENT, the terms thereof, or the circumstances giving rise to the AGREEMENT, to anyone other than Couto’s attorney, accountant, financial advisor and members of his immediate family or as required by law. Couto further agrees that he will advise any individual to whom the terms, conditions or existence of this AGREEMENT have been disclosed of the confidentiality requirements of this paragraph and that he will use his best efforts to ensure that the confidentiality requirements of this paragraph are complied with in all respects.

7. Couto understands and agrees that his covenant to comply with the following non-competition and non-solicitation obligations serves as material inducement for the Company to enter into this AGREEMENT and that his obligations under this paragraph 7 survive the termination of this AGREEMENT. Further, Couto understands and agrees that his breach of the obligations set forth in this paragraph 7 would be a material breach of this AGREEMENT, entitling the Company to all available remedies at law and equity, including, but not limited to, recoupment of the payments made to Couto under paragraph 3 of this AGREEMENT.

(a) Non-Competition. Couto acknowledges and recognizes his possession of Confidential Information (as defined in his Employment Agreement with the Company) and acknowledges the highly competitive nature of the business of the Company and its affiliates and subsidiaries and accordingly agrees that, in consideration of the promises contained herein, he will not, prior to April 26, 2007 (the “Post-Employment Restricted Period”), engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, lend his name to, lend his credit to, or render services or advice to any business that competes with the business then being conducted by the Company or any of its affiliates or subsidiaries (or that had been conducted by the Company or any of its affiliates or subsidiaries during the prior 12 months), provided, however, that Couto may purchase or otherwise acquire up to three percent of any class of securities of any enterprise if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Couto agrees that, in consideration of the promises contained herein, he will not, either individually or as an officer, director, stockholder, member, partner, agent, consultant or principal of any other business firm, directly or indirectly, solicit any business of the type being carried on by the Company or any of its affiliates or subsidiaries during the Post-Employment Restricted Period (or any business of a similar type) from any person or entity that was a customer of the Company or its affiliates or subsidiaries during the term of his employment with the Company.

(b) Non-Solicitation. Couto recognizes that he does possess confidential information about employees of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation, and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries and affiliates. Couto recognizes that the information he possesses about these other employees is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and has been acquired by Couto because of his engagement with the Company. Couto agrees that, for one year after the Separation Date, Couto will not, directly or indirectly, solicit or recruit any employee of the Company or any of its subsidiaries or affiliates of the purpose of becoming employed by Couto or by any business, individual, partnership, firm, corporation or other entity on whose behalf Couto is acting as an agent, representative or employee and that Couto will not convey any such confidential information or trade secrets about employees of the Company or any of its subsidiaries or affiliates to any person.

8. This AGREEMENT constitutes a compromise settlement of disputed and contested matters between the Parties and is the product of arms-length negotiations. It shall not be construed as an admission of any sort by either of the Parties, nor shall it be used as evidence in a proceeding of any kind, except one in which one of the Parties alleges breach of the terms of this AGREEMENT or one in which one of the Parties elects to use this AGREEMENT as a defense to any claim.

9. By signing this AGREEMENT, Couto acknowledges and agrees that:

(a) he has been afforded a reasonable and sufficient period of time for deliberation thereon and for negotiation of the terms thereof;

(b) he has carefully read and understands the terms of this AGREEMENT;

(c) he has signed this AGREEMENT freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

(d) the only consideration for signing this AGREEMENT are the terms stated herein and no other promise, agreement or representation of any kind has been made to him by any person or entity whatsoever to cause him to sign this AGREEMENT;

(e) that NationsHealth did offer him a minimum period of at least twenty-one (21) days after his receipt of this AGREEMENT to review it; and

(f) that NationsHealth advised him that he had the opportunity to consult an attorney before signing this AGREEMENT.

10. This AGREEMENT may be revoked, in a writing sent to the Chairman of the Company, by Couto at any time during the period of seven (7) calendar days following the date of execution by Couto. If such seven (7) day revocation period expires without Couto exercising his revocation right, the obligations of this AGREEMENT will become fully effective on the eighth day after Couto’s execution of the AGREEMENT (the “Effective Date”).

11. This AGREEMENT constitutes an integrated agreement, containing the entire understanding of the Parties with respect to the matters addressed herein and, except as set forth in this AGREEMENT, no representations, warranties or promises have been made or relied on by the Parties. This AGREEMENT shall prevail over any prior communications between the Parties or their representations relative to matters addressed herein.

12. It is the desire and intent of the parties hereto that the provisions of this AGREEMENT shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although Couto and the Company consider the restrictions contained in this AGREEMENT to be reasonable for the purpose of preserving the Company’s goodwill and proprietary rights, if any particular provision of this AGREEMENT shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such business in the particular jurisdiction in which such adjudication is made. It is expressly understood and agreed that although the Company and Couto consider the restrictions contained in paragraph 7 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or other restriction contained in this AGREEMENT is unenforceable against Couto, the provisions of this AGREEMENT shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

The Parties acknowledge that the Company’s damages at law would be an inadequate remedy for the breach by Couto of any of the provisions of paragraph 7, and agree that in the event of such breach the Company may obtain temporary and permanent injunctive relief restraining the Couto from such breach, and, to the extent permissible under the applicable statutes and rules of procedure, a temporary injunction may be granted immediately upon the commencement of any such suit. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or equity for such breach or threatened breach of paragraph 7, or for any breach or threatened breach of any other provision of this AGREEMENT.

Further, the Parties agree that any claim, controversy, or dispute between Couto and the Company (including without limitation Company’s affiliates, subsidiaries, officers, employees, representatives or agents) arising out of or related to this AGREEMENT, other than a dispute concerning a breach or a threatened breach of paragraph 7 of this AGREEMENT, shall be submitted to and settled by arbitration before a single arbitrator in a forum of the American Arbitration Association (“AAA”) located in Broward County in the State of Florida and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration: (a) the arbitrator shall agree to treat as confidential evidence and other information presented by the parties to the same extent as Confidential Information must be held confidential by Couto under the terms of his prior employment and under the terms of this AGREEMENT, (b) the arbitrator shall have no authority to amend or modify any of the Company’s policies, and (c) the arbitrator shall have ten business days from the closing statements or submission of post-hearing briefs by the parties to render a decision. All AAA-imposed costs of said arbitration, including the arbitrator’s fees, if any, shall be borne by the Company. All legal fees incurred by each party in connection with said arbitration shall be borne by the party who incurs them, unless applicable statutory authority exist providing for the award of attorneys’ fees to a prevailing party and the arbitration decision and award provides for the award of such fees. Any arbitration award shall be final and binding upon the Parties, and any court having jurisdiction may enter a judgment on the award.

13. The Parties agree that a failure by any party at any time to require performance of any provision of this AGREEMENT shall not waive, affect, diminish, obviate or void in any way that party’s full right or ability to require performance of the same, or any other provisions of this AGREEMENT, at any time thereafter.

14. This AGREEMENT shall be interpreted, enforced and governed under the laws of the State of Florida, without regard to conflict of laws principles.

15. The Parties warrant and represent that they have read and understand the foregoing provisions of this AGREEMENT and that they and their respective signatories are fully authorized and competent to execute this AGREEMENT on behalf of each of them. Couto further warrants and represents that he has not previously assigned or transferred any of claims that are the subject of the release contained herein.

Executed as an agreement under seal effective as of eight (8) days after Couto’s execution of this AGREEMENT.

NATIONSHEALTH, INC.		GREGORY J. COUTO

By:	/s/ Glenn Parker	By:	/s/ Gregory J. Couto

Title:	Chief Executive Officer	Date:	10/5/06

Date:	10/5/06

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